Exhibit 99.1

Titan Pharmaceuticals, Inc.

Contacts:

Robert Farrell

Executive Vice President & CFO, Titan

650-244-4990

FOR IMMEDIATE RELEASE

FDA Issues Not Approvable Letter for Iloperidone to Vanda Pharmaceuticals

South San Francisco, CA – July 28, 2008 – Titan Pharmaceuticals, Inc. (AMEX:TTP) today announced that Vanda Pharmaceuticals, Inc. (NASDAQ:VNDA) has received a not approvable letter for iloperidone, an investigational atypical antipsychotic for the treatment of schizophrenia, from the U.S. Food and Drug Administration (FDA). Vanda, the sub-licensee for iloperidone, is responsible for the development and commercialization of this product.

Vanda announced today that in its response the FDA stated that Vanda had demonstrated the effectiveness of iloperidone at 24 mg/day in the 3101 study for which the company reported results in December, 2006, and that the efficacy was similar to the active comparator, ziprasidone (Geodon®, Pfizer Inc.). In addition, the FDA also stated that iloperidone was superior to placebo in patients with schizophrenia at doses of 12-16 mg/day and 20-24 mg/day in a prior study. However, the FDA expressed concern about the efficacy of iloperidone in patients with schizophrenia relative to the active comparator, risperidone (Risperdal®, Johnson & Johnson), used in prior studies. The FDA indicated that it would require an additional trial comparing iloperidone to placebo and including an active comparator such as olanzapine (Zyprexa®, Eli Lilly & Company) or risperidone in patients with schizophrenia to demonstrate the compound’s efficacy further. The FDA also stated that it would require Vanda to obtain additional safety data for patients at a dose range of 20 to 24 mg/day.

“While we are disappointed by this FDA response, Vanda has stated that it plans to meet with the FDA to discuss this decision further,” said Marc Rubin, M.D., President and CEO of Titan. “It is important to note that, based upon our partnership agreements, Titan has not been responsible for any costs for the late-stage clinical development of iloperidone.”

The New Drug Application (NDA) for iloperidone was submitted by Vanda Pharmaceuticals, Inc. (NASDAQ: VNDA), in October 2007 and included data from 35 clinical trials and more than 3,000 patients treated with iloperidone.

About Titan

Titan Pharmaceuticals, Inc. (AMEX: TTP) is focused on the late-stage development and commercialization of innovative treatments for central nervous system disorders. In addition to Probuphine, which is Titan’s first product in clinical testing to utilize its proprietary ProNeura long term drug delivery technology, the Company is planning to develop its ProNeura sustained drug delivery technology for other potential treatment applications in which conventional treatment is limited by variability in blood drug levels and poor patient compliance. ProNeura technology was developed to address the need for a simple, practical method to achieve continuous long-term drug delivery, and potentially can provide controlled drug release on an outpatient basis over extended periods of up to 6—12 months. For more information, please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

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